EXHIBIT 99.1

Sunrise Holdings' Unit in Licensing Agreement for BreastCare DTS(TM) With Life Medical Technologies

BreastCare DTS(TM) Is Patented, Non-Invasive,  FDA-Cleared  Cancer Detection Device; Agreement Gives Sunrise Exclusive Distribution Rights in US, Canada, China

NEW YORK, NY--(Marketwired - Oct 30, 2014) - Sunrise Holdings, Limited, a Nevada company in the medical device business (OTCQB: SUIP), has entered into a licensing agreement, via its subsidiary Efil Sub of ECG Inc., with Life Medical Technologies, Inc. with respect to Life Medical's "BreastCare DTS™ device" and certain other derivative technologies. The License Agreement grants Efil the exclusive right to distribute the BreastCare DTS™ in the United States, Canada and certain countries in Asia, including China. The Agreement calls for payment by Efil to Life Medical of royalties of 5% on net sales by Efil and requires payment by Efil of minimum annual royalties of $100,000 in 2015 and $200,000 each year thereafter. The Agreement also calls for payment by Life Medical to Efil of royalites of 5% on net sales by Life Medical.

The BreastCare DTS™ is a patented, non-invasive and FDA-cleared as an adjunct to mammography  and other established procedures for the detection of breast disease, including breast cancer. DTS stands for "Differential Temperature Sensor," indicating the ability of the device to compare temperatures in one area of the breast with others in the same breast and the other breast.

John Bentivoglio, President and CEO of Sunrise Holdings, said, "This agreement brings a marvelous technology into our growing stable of medical devices, and it takes us into the very important field of breast cancer detection. Early detection is crucial to positive outcomes, and detection methods, while effective, can be improved. The BreastCare DTS™ device represents such an improvement, and we believe that the potential market for it is immense."

Bentivoglio added, "The incidence of breast cancer is highest in the developed world, but by 2020, some estimates have as many as 70 percent of all cases will be found in the developing economies of the world. The BreastCare DTS™ device is well-suited to addressing this trend. As these countries increase their incomes, as they develop, they will be able to spend more on medical care than they do now. This means that demand for effective cancer treatments rather than palliative care will rise, but at the same time, the resources will remain limited. A relatively low-cost device that can capture early stage potential breast cancer data which we believe is exactly what the market will need.

"The global Point of Care market in 2011, is in the order of $18.7 billion, up from $10.3 billion in 2005. In the U.S. alone, the combined breast cancer detection/diagnostic market was valued at more than $2.2 billion in 2008, and is expected to continue in a stable growth pattern over the next several years, Analysts have suggested a conservative growth rate of approximately 5.4% year on year."

BreastCare DTS™ has received FDA 510K clearance for marketing in the United States and can used by physicians as an adjunct to routine physical examination including palpation, mammography  and other established procedures for the detection of breast disease including breast cancer. Clinical studies have been conducted on over 5,000 women in prestigious cancer centers in the U.S., Europe and Latin America, including Memorial Sloan-Kettering  in New York and M.D. Anderson in Houston.

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The BreastCare DTS™ device consists of two mirror image, lightweight and disposable foam pads with three wafer-thin foil sensors on each pad. Each of the three segments on each pad contains 18 rows of heat-sensitive chemical dots. The device is easy to use and requires no electricity or probes.

The test is completely non-invasive. The pads are easily placed on a woman's breasts inside the bra for 15 minutes. The device measures the deep heat energy that is transferred to the surface of the skin. Each heat-sensitive dot is calibrated to record the temperature of the surface of the breast. The dots themselves change color from blue to pink when exposed to specific temperatures. The results are clearly displayed and can be immediately evaluated. The heat-sensitive dots have embedded memory, which allows the results to be read after each test is completed.

Bentivoglio concluded, "We believe that BreastCare DTS™ is an exceptional, low-cost Point of Care device that has the potential to save thousands upon thousands of lives. We are focused on bringing it to market by the beginning of 2015, and to that end, we are in final stage negotiations with two engineering firms to begin production in time to meet that deadline. Combined with the Now Cardio™ advanced cardiac monitor being developed by Event Cardio Group Inc, a company we intend to acquire shortly, BreastCare DTS™ represents a significant step forward for our shareholders as well as for patients."

About Sunrise Holdings

Sunrise Holdings is a Nevada company engaged in the medical device market. It has entered into a Share Exchange Agreement to acquire Event Cardio Group Inc, which is developing a new product, Now Cardio™, an advanced cardiac monitor which offers dual-functionality  including both holter monitoring and event recording simultaneously.  As a wireless and leadless system, it is more comfortable to wear, and as a result, is more likely to be worn. Based on experience, Event Cardio Group Inc believes it can reach diagnostic yields greater than 90%. Event Cardio Group Inc believes that this would be a meaningful first within the industry.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this press release may contain forward-looking  statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Sunrise Holdings Limited ("Sunrise", "We", "Our" or the "Company") to be materially different from future results, performance or achievements expressed or implied by any forward-looking  statements. Forward-looking  statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward- looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking  statements as a result of various factors. Except as required by applicable laws, the Company undertakes no obligation to update publicly any forward-looking  statements for any reason, even if new information becomes available or other events occur in the future.

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CONTACT INFORMATION

Contact

John Bentivoglio

Sunrise Holdings Inc

President and CEO

289-407-4377

561-271-7157

Email Contact

Or

Michael Porter

Porter, LeVay and Rose

President

212-564-4700

Email Contact

(Unencrypted Contact)

Contact

John Bentivoglio

Sunrise Holdings Inc

President and CEO

289-407-4377

561-271-7157

johnbentivoglio@gmail.com

Or

Michael Porter

Porter, LeVay and Rose

President

212-564-4700

Mike@plrinvest.com

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